Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

FutureTech II Acquisition Corp.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c), 457(f)(1)	9,217,200(2)	$11.26	$103,785,672(3)	0.00015310	$15,889.59	—	—	—	—
Fees Previously Paid	—	—	—	—	—	$—	—	—	—	—	—	$—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	$—	—	—	—	—	—	$—
			Total Offering Amounts			$103,785,672	—	$—	—	—	—	—
			Total Fees Previously Paid			—	—	$—	—	—	—	—
			Total Fee Offsets			—	—	$—	—	—	—	—
			Net Fees Due			—	—	$15,889.59	—	—	—	—

(1)	All securities being registered represents the estimated number of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) to be issued by FutureTech II Acquisition Corporation, a Delaware corporation (“FutureTech”), in connection with the proposed business combination pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among FutureTech, Longevity Biomedical, Inc., a Delaware corporation (“Longevity”), LBI Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of FutureTech, and Bradford A. Zakes, solely in the capacity as seller representative (the “Business Combination”). FutureTech will change its name to “Longevity Biomedical, Inc.” upon consummation of the Business Combination. Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The number of shares of Class A Common Stock being registered is estimated based on 9,217,200 shares of Class A Common Stock to be issued to the stockholders of Longevity upon consummation of the Business Combination.

(3)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $11.26 (the average of the high and low trading prices of shares of Class A Common Stock, as reported on the Nasdaq Stock Market LLC on February 11, 2025 (such date being within five business days of the date that this registration statement was first filed with the SEC).